CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 20, 2014, relating to the financial statements and financial highlights which appear in the September 30, 2014 Annual Reports to Shareholders of AMG SouthernSun Small Cap Fund (formerly, SouthernSun Small Cap Fund) and AMG SouthernSun U.S. Equity Fund (formerly, SouthernSun U.S. Equity Fund) two of the series constituting AMG Funds (formerly, Managers AMG Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2015